Exhibit 99.1

Universal Health Services, Inc. Completes Acquisition of Talkspace, Inc.

Creates nation's first full continuum of behavioral healthcare services, supporting people across every stage of their mental health journey

KING OF PRUSSIA, PA and NEW YORK, NY (Aug. 17, 2026) — Universal Health Services, Inc. (NYSE: UHS) today announced the successful completion of its acquisition of Talkspace, Inc. (NASDAQ: TALK), bringing together one of the nation's largest providers of healthcare services with a leading virtual behavioral health platform to redefine how mental healthcare is accessed and delivered.

Talkspace's virtual care platform complements UHS' extensive network of affiliated behavioral health facilities, acute care hospitals and outpatient locations, creating an end-to-end behavioral health ecosystem that connects care across settings and levels of need*.

By making transitions between levels of care more seamless – from virtual support, counseling, therapy and psychiatry to outpatient programs, to crisis intervention, inpatient treatment and specialized care – the combined offerings position the organization moving forward to support patients throughout their mental health journey.

"We're at an inflection point in how mental healthcare is delivered," said Marc D. Miller, President and CEO of UHS. "People deserve a system that is easy to navigate, connected across care settings and built around their evolving needs. The addition of Talkspace expands our ability to connect people with care when, where and how they need it most. And we are strengthening the connection between behavioral and physical health for overall wellbeing."

Talkspace serves individuals across all 50 states, Washington, D.C., and Puerto Rico through a network of approximately 6,000 licensed providers whose services are currently available to more than 200 million people through health insurance plans, employers, employee assistance programs, schools and government organizations. Talkspace also offers self-pay options.

Talkspace recently introduced Tee, its AI-powered, purpose-built mental health guide developed to meet HIPAA privacy standards and provide subscribers with real-time support and feedback. Tee can assist individuals between appointments or as a standalone supportive companion.

“Joining UHS allows us to accelerate the mission that has guided Talkspace from the beginning: making high-quality mental healthcare more accessible to more people," said

Jon R. Cohen, M.D., CEO of Talkspace. "Together, we're excited to create a nationwide network of care that brings virtual, outpatient and inpatient care together to better support patients, clinicians and communities.”

As demand for behavioral health services continues to grow, the combined organization is positioned to offer patients greater flexibility and choice while improving care coordination across settings. The integrated model also strengthens support for employers, health plans and community partners seeking scalable, evidence-based mental healthcare solutions.

The transaction was originally announced on March 9, 2026, and has now received all necessary regulatory approvals and satisfied customary closing conditions. The companies will begin working together immediately to thoughtfully integrate capabilities while ensuring uninterrupted service for patients, providers and partners.

* Treating practitioners are individually licensed and exercise independent professional judgment in diagnosing and treating patients consistent with their training, scope of practice, and licensure.

About UHS

Headquartered in King of Prussia, PA, Universal Health Services, Inc. (NYSE: UHS) is one of the nation’s largest and most respected providers of hospital and healthcare services, with annual revenues of approximately $17.4 billion during 2025. Through its subsidiaries, UHS employs more than 101,500 individuals and operates 30 inpatient acute care facilities, more than 380 inpatient behavioral health facilities and approximately 170 outpatient and other facilities across 40 states, Washington, D.C., Puerto Rico, Ireland and the United Kingdom. Through its subsidiaries, UHS also offers an insurance offering, a physician network and various related services in the United States.

Since our founding in 1979, UHS has grown steadily into a premier Fortune 500® corporation perennially recognized by multiple esteemed national rating entities. Our strategy includes investing in talented staff, facilities, technology and innovation across broad care continuums to deliver favorable patient outcomes and contribute to the overall health and wellbeing of the patients we are privileged to serve. A wholly-owned subsidiary of UHS also acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information, please visit www.uhs.com.

About Talkspace, a Universal Health Services, Inc. Subsidiary

Talkspace, a Universal Health Services, Inc. subsidiary, is a leading virtual behavioral healthcare provider committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. Through its subsidiaries and affiliates, Talkspace offers a comprehensive suite of mental health services – including therapy for individuals, teens, and couples as well as psychiatry and medication management. Among its offerings is Tee, a standalone, clinician-informed AI mental health guide available to those 18+ for 24/7 behavioral support.

With Talkspace's core therapy offerings, members are matched with one of thousands of affiliated licensed therapists within days and can engage in live video, audio, or chat sessions, and/or unlimited asynchronous text messaging sessions.

Forward-Looking Statements

This press release contains “forward-looking” statements based on UHS and/or Talkspace’s management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in UHS and Talkspace’s respective filings with the Securities and Exchange Commission (the “SEC”) (as set forth in Item 1A-Risk Factors, and Item 7-Forward-Looking Statements and Risk Factors, in UHS’ Annual Report on Form 10-K for the year ended December 31, 2025 and Item 2-Forward-Looking Statements and Risk Factors in UHS’ Quarterly Report on Form 10-Q for the period ended June, 30, 2026, and Item 1A, Risk Factors in Talkspace’s Annual Report on Form 10-K for the year ended December 31, 2025 and Item 2-Forward-Looking Statements in Talkspace’ Quarterly Report on Form 10-Q for the period ended June, 30, 2026), may cause the results to differ materially from those anticipated in the forward-looking statements. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Those risks and uncertainties include: the occurrence of any event, challenges, disruptions and costs of integrating the business and achieving anticipated synergies, or that such synergies will take longer to realize than expected; failure to retain key employees of Talkspace; failure to retain a significant portion of Talkspace’s providers or relationships with payors, risks that the merger and other transactions contemplated by the merger disrupt current plans and operations that may harm the businesses or divert management’s attention from ongoing business operations; the amount of any costs, fees, expenses, impairments and charges related to the merger including costs and use of capital related to financing the merger; and uncertainty as to the effects of the merger on the market price of UHS. Readers should not place undue reliance on such forward-looking statements which reflect UHS and/or Talkspace’s management's view only as of the date hereof. UHS undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.